Exhibit 10.4

Personal and Confidential

December 19, 2024

Tim Sides

Via e-mail

Re: Retention Bonus Agreement

Dear Tim Sides,

Acadia Management, a Delaware limited liability corporation (the “Company”), is pleased to offer you the opportunity to earn a cash retention bonus (the “Bonus”) on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

1.
Bonus Payment. The total amount of the Bonus will be $375,000, less applicable taxes, deductions and withholdings. You will earn the Bonus if you remain continuously employed by the Company from the date of this Agreement through March 31, 2026 (the “Bonus Date”). Notwithstanding the foregoing, if your employment with the Company terminates due to an Involuntary Termination (as defined below) prior to the Bonus Date, you shall be entitled to the full amount of the Bonus, provided that you execute, within the time provided by the Company to do so (and do not exercise any applicable revocation rights), a release of all claims in a form acceptable to the Company (the “Release”).

If earned, the Bonus will be paid to you in a lump sum cash payment on the Company’s first regular pay date coincident with or next following the date that is 30 days after the earlier to occur of the Bonus Date or the effective date of the Release following an Involuntary Termination.

2.
Definitions. For purposes of this Agreement:
a.
“Involuntary Termination” means the termination of your employment by the Company without Cause (as defined below) after the date of this Agreement and on or before the Bonus Date that results in you no longer being employed by the Company or any of its affiliates.

“Cause” will be determined in the Company’s discretion and shall mean that you (i) have engaged in gross negligence, willful misconduct, dishonesty, or fraud in the performance of your duties with respect to the Company or any of its affiliates, (ii) have breached any written agreement with the Company or any of its affiliates or policy or code of conduct established by the Company or any of its affiliates, (iii) have materially violated a material policy of the Company or its affiliates or otherwise engaged in conduct that is, or could reasonably be

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com

Exhibit 10.4

expected to be, injurious to the Company or any of its affiliates, (iv) have failed to perform the material services required of you by the Company, or (v) have committed, been convicted of, plead no contest to or received adjudicated probation or deferred adjudication in connection with a felony or a crime involving fraud, dishonesty or moral turpitude.

3.
No Right to Continued Employment; Other Benefits. Nothing in this Agreement changes the

“at will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. The Bonus will not be taken into account to increase any benefits or compensation provided, or continue coverage, under any other plan, program, policy or arrangement of the Company or any of its affiliates.

4.
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law.

5.
Counterparts; Amendment. This agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.

6.
Other Terms. Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time until the Bonus has been paid to you.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please sign and date this Agreement in the space below and return the signed Agreement to Brittany Whitman that it is received by Brittany Whitman no later than January 17, 2025.

[Signature Page Follows]

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com

Exhibit 10.4

Sincerely,

ACADIA Management

By:

Name: Brian Farley

Title: General Counsel

ACKNOWLEDGED AND AGREED:

Tim Sides

Date:

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com

Exhibit 10.4

Personal and Confidential

August 6, 2025

Tim Sides (via email)

Re: Amendment to Retention Bonus Agreement

Dear Tim:

This letter seeks to modify that certain Retention Bonus Agreement dated December 19, 2024, between you and Acadia Management (the "Agreement").

Specifically, the Bonus (as defined in the Agreement) set forth in Paragraph 1 of the Agreement is hereby increased to $500,000, less applicable taxes, deductions and withholdings.

All other terms in the Agreement remain unchanged and in full force and effect. Please indicate your agreement to this modification by countersigning this letter.

Sincerely,

ACADIA Management

By:

Brian Farley

General Counsel

ACKNOWLEDGED AND AGREED:

Tim Sides

Date:

6100 Tower Circle, Suite 1000 | Franklin, TN 37067

www.acadiahealthcare.com